EXHIBIT 16.1

September 16, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of 4Kids Entertainment, Inc.‘s Form 8-K dated September 13, 2005, and have the following comments:

1. We agree with the statements made in Item 4.01(a).
2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly, /s/ Deloitte & Touche LLP New York, NY